Exhibit 99.1
AuraSound Appoints Two New Members to Board of Directors

Sante Fe Springs, California, August 19th, 2010

AuraSound, Inc. (OTC BB: ARUZ.OB), has appointed Mr. William H. Kurtz and Mr. Pete Andreyev to their board of directors effective immediately.

Mr. Kurtz has over 30 years experience, serving as Chief Financial Officer for Fortune 500 companies and COO/CFO for fast growth middle capitalization growth companies. Mr. Kurtz is currently CFO of Bloom Energy and is responsible for managing the finance, accounting, legal, facilities, human resources and supply chain organizations.  His experience includes positions at Price Waterhouse, AT&T, Scient Corporation, 3Par Data, and Novellus Systems. Mr. Kurtz is also currently a member of the board of directors and chair of the Audit Committee of PMC-Sierra, Inc. He holds a holds a Bachelor’s degree in Commerce from Rider University and an M.S. degree in Management from Stanford University.

Mr. Andreyev has over 30 years experience in the high technology industry and has held many executive positions, including Vice President of Asia Pacific Sales at both IBM and Hitachi. His experience includes new product development, manufacturing, corporate strategy, and sales & marketing. Mr. Andreyev is currently CEO of MaxProfit Consulting Ltd. and serves as a board member of several public and private firms. Mr. Andreyev earned a B.S. degree in Electrical Engineering at the University of Notre Dame and a M.S. degree in Management at Stanford University.

 “I am very excited to have two individuals of Mr. Kurtz and Mr. Andreyev’s capabilities join AuraSound’s Board of Directors,” stated Mr. Danny Tsui, AuraSound chairman. “The gentlemen bring a wealth of experience to our company and complement our existing board members well. I look forward to their contributions in what I believe will be a bright future for the new AuraSound.”

AuraSound, Inc.
AuraSound has over 20 years experience specializing in the design and manufacturing of high-end speakers, consistently providing people with an optimal audio experience. AuraSound’s broad range of products include high-quality drivers for TV’s and laptops, state-of-the art subwoofers and tactile transducers. AuraSound’s products are based on patented and proprietary NRT® Drivers, BassShakers™, Line Source™ tweeters and more. With their recent acquisition of ASI Audiotechnologies, they have added an industry leading TV soundbar business, additional proprietary transducer technology, application specific amplifier designs, and award winning ID designs. For more information visit the company web site at www.aurasound.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve both known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of AuraSound. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, those relating to the AuraSound’s long-term strategic objectives and Mr. Kurtz and Mr. Andreyev’s contributions to the board of directors. Actual events, performance or results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. BEFORE MAKING ANY INVESTMENT DECISIONS REGARDING OUR COMPANY, WE STRONGLY ADVISE YOU TO READ THE SECTION ENTITLED “RISK FACTORS” IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K, WHICH CAN BE ACCESSED AT WWW.SEC.GOV.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.